Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this annual report pursuant to Regulation A on Form 1-K of our report dated March 29, 2023, relating to the consolidated financial statements of Community Heritage Financial, Inc. and its subsidiaries as of and for the years ended December 31, 2022 and 2021.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Roanoke, Virginia
May 1, 2023